Exhibit 10.1

Alxa League Zhiwei Photovoltaic 30MW

Photovoltaic Power Generation Project

General Contract

Principal: Alxa League Zhiwei Photovoltaic Power Generation Co., Ltd.

Contractor: Xinyu Xinwei New Energy Co., Ltd.

October 2014

1 / 5

Contract Agreement

This agreement is signed between Alxa League Zhiwei Photovoltaic Power Generation Co., Ltd. (hereinafter referred to as “Principal”) and Xinyu Xinwei New Energy Co., Ltd. (hereinafter referred to as “Contractor”) in October 2014 according to the following terms and conditions.

Whereas Contractor has obtained the general contract of Alxa League 30MW Photovoltaic Power Generation Project, the conditions of the general contract shall be subject to Schedule 3; Principal has accepted that Contractor provides the above general contract service with total amount of RMB261 million (two hundred and sixty-one million yuan) (hereinafter referred to as “Total Contract Price”).

Both parties reach the following agreements with the contract price of RMB261 million:

I. The definitions of the words and terms in the contract shall be the same as those in contract terms.

II. Contract documents shall be able to construe and explain for each other. Unless otherwise specifically agreed in the contract, the order for authoritative interpretation shall be as follows:

(1) Contract agreement;

(2) Contract terms;

(3) Standard, specifications and relevant technical documents;

(4) Other relevant documents agreed by both parties.

The above documents shall complement and explain for each other. In case of any ambiguity or inconsistence, the foregoing list shall prevail with respect to interpretation. For those in the same text, in case of inconsistence of standards, the higher one shall prevail. Disputes shall be settled according to the methods agreed in Article 16.

III. Contract Construction Period: Date of commencement is October 10, 2014, no less than 5MW grid connection before December 31, 2014; as Spring Festival is in the construction period, both parties agree that the date of full completion of the project is March 31, 2015.

IV. Quality Standard: see Schedule 2 “Technical Agreement”

2 / 5

V. Scope of Contracting:

Including design of PV power generation area, comprehensive building, 35KV transmission project, procurement of equipment and materials, supply (supplied to construction site), civil engineering (including infrastructure and housing construction, etc.) installation work, technical service, debugging, until completion handing over general contracting work, specifically subject to Schedule 3.

VI. Form of Pricing: fixed total price.

VII. Agreement Establishment and Effectiveness:

1. Considering that Principal shall pay the amounts to Contractor as stipulated in the following article, Contractor hereby agrees to carry out survey and design, procurement of equipment and materials, supply, construction installation, technical service, training, debugging, commissioning, completion and warranty as stipulated in the contract.

2. Considering that Contractor shall carry out the survey and design, procurement of equipment and materials, supply, construction installation, technical service, training, debugging, commissioning, completion and warranty of the project, Principal hereby agrees to pay the contract price and other payables stipulated in the contract to Contractor according to the form and time as stipulated in the contract.

VIII. Payment Term:

1. Down payment of RMB 6 million yuan (hereinafter referred to as “Down Payment”) shall be paid to Contractor after Beijing Bowei Aode Investment Co., Ltd. accepting 90% stock equity of Principal and within 3 days after Principal receives the assignment payment of 9 million yuan.

2 .Principal shall pay contract price of RMB 20 million yuan (hereinafter referred to “the Second Payment”) to Contractor within 3 days after the main works of comprehensive building (frame and roof completing pouring) are finished.

3. Principal shall pay contract price of RMB 26 million yuan (hereinafter referred to “the Third Payment”) to Contractor after all the foundation works (including components, scaffold and pile foundation) are completed.

4. Principal shall pay the rest of total contract price of RMB 195.95 million yuan to Contractor within 90 days since the date of full completion of the project and passing acceptance inspection.

3 / 5

5. Warranty amount for the project is 5% of total construction cost, i.e. 13.05 million yuan. Contractor shall issue letter of guarantee with a term of one year and an amount of 13.05 million to Principal within 30 days after full completion of the project; Principal shall pay the amount to Contractor within 3 days after receiving the letter.

6. If Principal fails to fulfill the above payment obligations in time after grid-connected power generation, Principal authorizes Contractor to directly collect all the gains from electricity charges generated by power station as agreed in the contract, for the sake of charging against such compensations for damages as construction price of the contract, liquidated damages for Principal’s overdue payment, interest loss and slowdown or shutdown and etc.

7. Contractor enjoys priority of compensation of construction project price as for all the construction projects hereunder.

IX. Contract Taking Effect :

1. Date of Entry into Contract: October 8, 2014.

2. Place of Entry into Contract: Alxa League, Inner Mongolia.

3. Conditions for the contract taking effect:

(1) The legal representatives or authorized representatives of both parties sign and affix seals on the contract; and

(2) Both parties have confirmed and signed all the schedules listed in the contract.

X. Copies of Contract:

1. The contract has four originals, which are of the equal effect, each party holding two copies respectively.

4 / 5

(Signature Page)

Principal (affix a seal):	Contractor (affix a seal):

Alxa League Zhiwei Photovoltaic Power Generation Co., Ltd.	Xinyu Xinwei New Energy Co., Ltd.

Account Opening Bank:	Account Opening Bank:

Business Department of Xinyu Branch of Industrial and Commercial Bank of China

Account No.:	Account No.: 1505202609200097602

Tax No.:	Tax No.: 36050209947618

Address:	Address: Building 5, Pengxia Village, Futang Management Office, Chengbei Sub-district Office, Yushui District, Xinyu City, Jiangxi Province

Tel:	Tel: 0790-6861780

Legal Representative or Authorized Representative (signature):	Legal Representative or Authorized Representative (signature):

Date:	Date:

 5 / 5